Exhibit 99.2

PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE January 24, 2006

Santa Cruz, CA - January 24, 2006 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on March 10, 2006 to shareholders of record at the close of business on February 10, 2006.

 “We are pleased to announce our seventh consecutive dividend payment to our shareholders,” said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, we’ve become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Plantronics, Altec Lansing, Clarity, VolumeLogic and Sound Innovation are either  registered trademarks or trademarks of Plantronics, Inc.  Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.